CONSENT OF AUTHOR

Qingping Deng, Ph. D., C.P.Geol.
Vice President
Behre Dolbear & Company (USA), Inc.
600 Seventeenth Street, Suite 2100 South
Detiver, Colorado 80202 USA
deng@dolbear.corn

US Securities and Exchange Commission:

I, Qingping Deng, C.P.Geol, certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information provided to the company by Behre Dolbear & Company (USA), Inc. in the written disclosure in the Form 20F of Farallon Resources Ltd.

I do hereby consent to the filing with the regulatory authorities.

Dated this 25th day of September 2005.

/s/ Qingping Deng

Qingping Deng, C.P.Geol.
Vice President
Bebre Dolbear & Company (USA), Inc.